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                                                                    Exhibit 23.7


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-125496 of ScanSoft, Inc. on Form S-4 of our reports dated March 15, 2005, relating to the financial statements and financial statement schedules of Nuance Communications, Inc., and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Nuance Communications, Inc. for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
August 1, 2005